Exhibit 5.1

SILLS CUMMIS EPSTEIN & GROSS A PROFESSIONAL CORPORATION
The Legal Center One Riverfront Plaza Newark, New Jersey 07102-5400 Tel: 973-643-7000 Fax: 973-643-6500
30 Rockefeller Plaza New York, NY 10112 Tel: 212-643-7000 Fax: 212-643-6550

July 11, 2005

Computer Horizons Corp.

49 Old Bloomfield Avenue

Mountain Lakes, New Jersey 07046

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4 filed by you with the Securities and Exchange Commission on or about July 11, 2005 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of shares (the “Shares”) of your common stock, $.10 par value per share, to be issued in connection with the merger of JV Merger Corp., your wholly-owned subsidiary, with and into Analysts International Corporation, a Minnesota corporation, as described in the Registration Statement (the “Transaction”).  As your counsel in connection with the Transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares in the Transaction.

It is our opinion that, when issued in the manner described in the Registration Statement, the Shares will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name whenever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Sills Cummis Epstein & Gross P.C.